NEWS RELEASE

Current Technology's Celevoke to Exhibit at Specialty Equipment Market Association (SEMA) in Las Vegas, November 4 - 7, 2008

VANCOUVER, British Columbia, October 17, 2008 - Current Technology Corporation (OTCBB: CRTCF) today reported its 56% owned Texas-based subsidiary Celevoke, Inc. (Celevoke) will exhibit at the SEMA show at the Las Vegas Convention Center November 4 - 7, 2008. The SEMA show is the premier automotive specialty products trade event in the world. It attracts more than 120,000 industry leaders from over 100 countries for unlimited profit opportunities in the automotive, truck and SUV, and RV markets.

"SEMA is all about the automotive aftermarket, we are very excited to be participating in one of the world's largest conventions and believe the presentation of our innovative technology for vehicles will be well timed for this event," says Rob Shirley, EVP Sales, Marketing and Business Development.

 "We are excited to speak with aftermarket customers about Celevoke's unique solution which combines the EV Micro Suite, a global cellular network, together with its patented Universal Telematics Server platform that delivers the most reliable and affordable asset and fleet monitoring service in the country," states Janet M. Mitchell, CEO, The Mitchell Group.

About Celevoke

Celevoke is poised to become a market leader in the projected $38.3 billion (by 2011) global market for Telematics (according to ABI Research), which is the integrated use of telecommunications and informatics. More specifically, it is the science of sending, receiving and storing information wirelessly via telecommunication devices. Celevoke has integrated Telematics and Global Positioning Systems (GPS) with sensing technology. This proprietary suite of hardware and software products enables users to remotely monitor, track, control and protect a wide variety of asset classes. Examples include people, automobiles and trucks, shipping containers and covert vehicles used for law enforcement and intelligence gathering in a global marketplace. Celevoke is 56% owned by Current Technology.

Forward Looking Statement

The news release contains forward-looking statements concerning the Company's business operations, and financial performance and condition. When used in the news release the words "believe," "anticipate," "intend," "estimate," "expect," "project," and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are based on current expectations and are naturally subject to uncertainty and changes in circumstances that may cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that may cause such differences include but are not limited to technological change, regulatory change, the general health of the economy and competitive factors. Many of these factors are beyond the Company's control; therefore, future events may vary substantially from what the Company currently foresees. You should not place undue reliance on such forward-looking statements.

Contact:
CORPORATE:
Current Technology Corporation

Robert Kramer, 1-800-661-4247

or
INVESTOR RELATIONS:

Polestar Communications

Richard Hannon, 1-866-858-4100

or

Piedmont IR, LLC

Keith Fetter or Darren Bankston

678-455-3696